EX 99.1
UCP REPORTS THIRD QUARTER 2016 RESULTS

- Delivered Net Income of $0.16 Per Share, Including $0.09 of Net One-time Expenses -
- Revenue from Homebuilding Operations Increased 27.8% to $89.8 million -
- Net New Home Orders Grew 14.4% to 247 -
- Homes in Backlog Grew 34.4% to 387 homes with a value of $157.2 million -
- Repurchased $1.0 million of Class A Common Stock since June 2016 -

San Jose, California, October 31, 2016. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months ended September 30, 2016.

Third Quarter 2016 Highlights Compared to Third Quarter 2015

•	Net income was $3.1 million, including $2.0 million of net one-time expenses

•	Total consolidated revenue grew 27.2% to $93.7 million

•	Revenue from homebuilding operations increased 27.8% to $89.8 million

•	Selling, general and administrative expense as a percentage of total revenue improved to 10.1%, including 260bp benefit from a reduction in contingent consideration, compared to 13.9%

•	Net new home orders grew 14.4% to 247

•	Backlog on a dollar basis increased 30.1% to $157.2 million

Dustin Bogue, President and Chief Executive Officer of UCP, stated, “We delivered another consecutive quarter of profitability representing strong revenue momentum, continued discipline which equates to improved core operating margins and the ongoing transformation of our business to improve returns on equity. We were especially pleased to produce $0.16 of earnings per share while recording a $0.09 net charge related to our Citizens Homes acquisition (“Citizens Acquisition”). In the West, we are capitalizing on sustained demand for our high-quality communities. In the Southeast, we are recovering from weather-related construction delays, with our Southeast backlog up 65% on a dollar basis compared to the prior year period. As we look to the fourth quarter 2016, we are on track to accomplish our full year goals and confident in the positive steps we are taking to further improve our profitability and returns into 2017."

Third Quarter 2016 Operating Results

Net income was $3.1 million, compared to $3.8 million in the prior year period. Net income attributable to shareholders of UCP was $1.3 million, or $0.16 per share, compared to net income attributable to shareholders of UCP of $1.6 million, or $0.21 per share, in the prior year period. Net income in the third quarter 2016 included an impairment charge to goodwill related to the Citizens Acquisition of approximately $4.2 million. Net income in the third quarter 2016 also included a benefit from the reduction in carrying value of the contingent consideration relating to the Citizens Acquisition by $2.4 million to approximately $0.3 million. The net result of these adjustments was approximately $1.8 million of increased expense, representing $0.09 per share of net income attributable to shareholders of UCP, for the three months ended September 30, 2016.

Revenue from homebuilding operations grew 27.8% to $89.8 million, compared to $70.3 million for the prior year period. The improvement was driven by a 29.6% increase in the average selling price for home sales to approximately $451,000, compared to approximately $348,000 during the prior year period. The increase in average selling price was a result of a greater mix of homes delivered from the West along with core price gains. The number of homes delivered decreased slightly to 199, compared to 202 during the prior year period, mainly attributable to weather-related construction delays in the Southeast.

Homebuilding gross margin percentage was 18.5%, compared to 18.9% in the prior year period. Adjusted homebuilding gross margin percentage was 21.0%, compared to 21.1% in the prior year period, due primarily to an unfavorable mix impact in connection with the closing out of the Company’s two remaining communities in Bakersfield, California. Consolidated gross margin percentage was 17.8%, compared to 19.0% in the prior year period, in part due to the sale of previously impaired land in Bakersfield, California.

Sales and marketing expense was $4.9 million, compared to $4.7 million in the prior year period. As a percentage of total revenue, sales and marketing expense decreased to 5.2%, compared to 6.4% in the prior year period, due to significant cost controls as well as higher overall revenues.

General and administrative expense was $4.6 million, compared to $5.5 million in the prior year period. General and administrative expense in the third quarter 2016 included the $2.4 million benefit from the reduction in carrying value of the contingent consideration obligation relating to the Citizens Acquisition. As a percentage of total revenue, general and administrative expense was 4.9%, down from 7.5% for the prior year period. Excluding the benefits from the reduction in contingent consideration recorded in both the third quarter of 2016 and 2015, general and administrative expense as a percentage of revenue for the third quarter 2016 would have been 7.5% as compared to 8.6% in the prior year period.

Net new home orders increased 14.4% to 247, compared to 216 the prior year period. Net new home orders in the West grew 19.3% to 161, compared to the prior year period helped by stronger market demand. Net new home orders in the Southeast grew 6.2% to 86, compared to the prior year period, primarily reflecting a community opening in Nashville, Tennessee. Unit backlog at the end of the quarter was up 34.4% to 387, compared to 288 at the end of the prior year period. The backlog on a dollar basis increased 30.1% to $157.2 million, compared to $120.8 million at the end of prior year period.

Total lots owned and controlled were 5,484, compared to 5,878 at December 31, 2015 as the Company continues to prudently manage its inventory and strive to expand its return on equity and assets.

Stock Repurchase Program

In June 2016, the Company’s board of directors authorized a stock repurchase program, under which the Company may repurchase up to $5.0 million of its Class A common stock through June 1, 2018. As of September 30, 2016, the Company repurchased 123,636 shares of Class A common stock for approximately $1.0 million under this stock repurchase program.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties on Monday, October 31, 2016 at 12:00 p.m. Eastern Time, 9:00 a.m. Pacific Time. Interested parties can listen to the call live on the Internet and locate accompanying presentation slides through the Investor Relations section of the Company’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the UCP Second Quarter 2016 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through November 30, 2016, by dialing 1-877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 13646894. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.

UCP is a leading homebuilder and land developer with expertise in residential land acquisition, development and entitlement, as well as home design, construction and sales. UCP operates in the States of California, Washington, North Carolina, South Carolina and Tennessee. UCP designs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiary, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design and customer-centric service and warranty programs.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," “might,” "will," "should," “expects,” “plans,” "anticipates," “believes,” “estimates,” “predicts,” “potential,” “project,” “goal” "intend," or “continue,” or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:

Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

UCP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except shares and per share data)

	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$27,586	$39,829
Restricted cash	900	900
Real estate inventories	381,703	360,989
Fixed assets, net	966	1,314
Intangible assets, net	122	236
Goodwill	—	4,223
Receivables	4,512	1,317
Other assets	6,403	5,889
Total assets	$422,192	$414,697

Liabilities and equity
Accounts payable	$21,714	$14,882
Accrued liabilities	22,719	24,616
Customer deposits	2,502	1,825
Notes payable, net	83,663	82,486
Senior notes, net	74,122	73,480
Total liabilities	204,720	197,289

Commitments and contingencies (Note 11)

Equity
Preferred stock, par value $0.01 per share, 50,000,000 authorized, no shares issued and outstanding as of September 30, 2016; no shares issued and outstanding as of December 31, 2015	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 8,034,831 issued and 7,911,195 outstanding as of September 30, 2016; 8,014,434 issued and outstanding as of December 31, 2015	80	80
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding as of September 30, 2016; 100 issued and outstanding as of December 31, 2015	—	—
Additional paid-in capital	96,892	94,683
Treasury stock at cost; 123,636 shares as of September 30, 2016; none as of December 31, 2015	(1,000)	—
Accumulated deficit	(2,476)	(4,563)
Total UCP, Inc. stockholders’ equity	93,496	90,200
Noncontrolling interest	123,976	127,208
Total equity	217,472	217,408
Total liabilities and equity	$422,192	$414,697

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME OR LOSS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
REVENUE:
Homebuilding	$89,840	$70,284	$239,480	$163,705
Land development	3,900	1,116	5,322	3,156
Other revenue	—	2,272	—	5,060
Total revenue:	93,740	73,672	244,802	171,921

COSTS AND EXPENSES:
Cost of sales - homebuilding	72,984	57,006	195,561	134,744
Cost of sales - land development	3,834	716	4,519	2,264
Cost of sales - other revenue	—	1,958	—	4,363
Impairment on real estate	192	—	2,589	—
Total cost of sales	77,010	59,680	202,669	141,371
Gross margin - homebuilding	16,856	13,278	43,919	28,961
Gross margin - land development	66	400	803	892
Gross margin - other revenue	—	314	—	697
Gross margin - impairment on real estate	(192)	—	(2,589)	—
Sales and marketing	4,853	4,692	13,595	13,246
General and administrative	4,592	5,539	19,101	19,311
Goodwill impairment	4,223	—	4,223	—
Total costs and expenses	90,678	69,911	239,588	173,928
Income (loss) from operations	3,062	3,761	5,214	(2,007)
Other income, net	204	45	253	177
Net income (loss) before income taxes	$3,266	$3,806	$5,467	$(1,830)
Provision for income taxes	(124)	—	(271)	—
Net income (loss)	$3,142	$3,806	$5,196	$(1,830)
Net income (loss) attributable to noncontrolling interest	$1,857	$2,167	$3,109	$(961)
Net income (loss) attributable to UCP, Inc.	1,285	1,639	2,087	(869)
Other comprehensive income (loss), net of tax	—	—	—	—
Comprehensive income (loss)	$3,142	$3,806	$5,196	$(1,830)
Comprehensive income (loss) attributable to noncontrolling interest	$1,857	$2,167	$3,109	$(961)
Comprehensive income (loss) attributable to UCP, Inc.	$1,285	$1,639	$2,087	$(869)

Earnings (loss) per share of Class A common stock:
Basic	$0.16	$0.21	$0.26	$(0.11)
Diluted	$0.16	$0.20	$0.26	$(0.11)

Weighted average shares of Class A common stock:
Basic	7,948,268	7,995,934	7,993,371	7,950,700
Diluted	7,986,416	8,017,768	8,043,830	7,950,700

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine months ended September 30,
	2016	2015
Operating activities
Net income (loss)	$5,196	$(1,830)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	743	1,572
Abandonment charges	505	146
Impairment on real estate inventories	2,589	—
Depreciation and amortization	492	463
Goodwill impairment	4,223	—
Fair value adjustment of contingent consideration	(2,400)	(818)
Changes in operating assets and liabilities:
Real estate inventories	(23,067)	(60,715)
Receivables	(3,195)	307
Other assets	(411)	(2,389)
Accounts payable	6,832	14,732
Accrued liabilities	302	(4,360)
Customer deposits	677	1,125
Income taxes payable	202	—
Net cash used in operating activities	(7,312)	(51,767)
Investing activities
Purchases of fixed assets	(117)	(311)
Net cash used in investing activities	(117)	(311)
Financing activities
Distribution to noncontrolling interest	(4,830)	(981)
Proceeds from notes payable	106,663	112,595
Repayment of notes payable	(105,488)	(77,895)
Debt issuance costs	(114)	(698)
Repurchase of common stock	(1,000)	—
Withholding taxes paid for vested RSUs	(45)	(370)
Net cash (used by) provided by financing activities	(4,814)	32,651
Net decrease in cash and cash equivalents	(12,243)	(19,427)
Cash and cash equivalents – beginning of period	39,829	42,033
Cash and cash equivalents – end of period	$27,586	$22,606

Non-cash investing and financing activity
Exercise of land purchase options acquired with acquisition of business	$74	$160
Issuance of Class A common stock for vested restricted stock units	$189	$680

Supplemental cash flow information
Income taxes paid	$69	$—

Appendix A
Select Operating Data by Region

	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Revenue from Homebuilding Operations (in thousands)
West	$79,500	$51,464	54.5%	$204,273	$120,438	69.6%
Southeast	$10,340	$18,820	(45.1)%	$35,207	$43,267	(18.6)%
Total	$89,840	$70,284	27.8%	$239,480	$163,705	46.3%

Homes Delivered
West	155	120	29.2%	413	283	45.9%
Southeast	44	82	(46.3)%	150	195	(23.1)%
Total	199	202	(1.5)%	563	478	17.8%

Average Selling Price for Home Sales (in thousands)
West	$513	$429	19.6%	$495	$426	16.2%
Southeast	$235	$230	2.2%	$235	$222	5.9%
Total	$451	$348	29.6%	$425	$342	24.3%

Net New Home Orders
West	161	135	19.3%	502	430	16.7%
Southeast	86	81	6.2%	199	246	(19.1)%
Total	247	216	14.4%	701	676	3.7%

Average Selling Communities
West	18	19	(5.3)%	18	17	5.9%
Southeast	11	9	22.2%	10	10	—%
Total	29	28	3.6%	28	27	3.7%

Backlog Units
West				274	208	31.7%
Southeast				113	80	41.3%
Total				387	288	34.4%

Backlog Dollar Basis (in thousands)
West				$126,755	$102,395	23.8%
Southeast				$30,421	$18,439	65.0%
Total				$157,176	$120,834	30.1%

Owned Lots
West				3,495	4,153	(15.8)%
Southeast				866	941	(8.0)%
Total				4,361	5,094	(14.4)%

Controlled Lots
West				303	415	(27.0)%
Southeast				820	728	12.6%
Total				1,123	1,143	(1.7)%

Appendix B
Reconciliation of GAAP and Non-GAAP Measures

Gross Margin and Adjusted Gross Margin

	Three Months Ended September 30,
	2016	%	2015	%
	($ in thousands)
Consolidated Gross Margin & Adjusted Gross Margin
Revenue	$93,740	100.0%	$73,672	100.0%
Cost of Sales	77,010	82.2%	59,680	81.0%
Gross Margin	16,730	17.8%	13,992	19.0%
Add: interest in cost of sales	2,214	2.4%	1,443	2.0%
Add: impairment and abandonment charges	223	0.2%	144	0.2%
Adjusted Gross Margin (1)	$19,167	20.4%	$15,579	21.1%
Consolidated Gross margin percentage	17.8%		19.0%
Consolidated Adjusted gross margin percentage (1)	20.4%		21.1%

Homebuilding Gross Margin & Adjusted Gross Margin
Homebuilding revenue	$89,840	100.0%	$70,284	100.0%
Cost of home sales	73,176	81.5%	57,006	81.1%
Homebuilding gross margin	16,664	18.5%	13,278	18.9%
Add: interest in cost of home sales	1,990	2.2%	1,443	2.1%
Add: impairment and abandonment charges	192	0.2%	119	0.2%
Adjusted homebuilding gross margin(1)	$18,846	21.0%	$14,840	21.1%
Homebuilding gross margin percentage	18.5%		18.9%
Adjusted homebuilding gross margin percentage (1)	21.0%		21.1%

Land Development Gross Margin & Adjusted Gross Margin
Land development revenue	$3,900	100.0%	$1,116	100.0%
Cost of land development	3,834	98.3%	716	64.2%
Land development gross margin	66	1.7%	400	35.8%
Add: interest in cost of land development	224	5.7%	—	—%
Add: Impairment and abandonment charges	31	0.8%	25	2.2%
Adjusted land development gross margin (1)	$321	8.2%	$425	38.1%
Land development gross margin percentage	1.7%		35.8%
Adjusted land development gross margin percentage (1)	8.2%		38.1%

Other Revenue Gross and Adjusted Margin
Revenue	$—	—%	$2,272	100.0%
Cost of revenue	—	—%	1,958	86.2%
Other revenue gross and adjusted margin	$—	—%	$314	13.8%
Other revenue gross and adjusted margin percentage	—%		13.8%

	Nine months ended September 30,
	2016	%	2015	%
	($ in thousands)
Consolidated Gross Margin & Adjusted Gross Margin
Revenue	$244,802	100.0%	$171,921	100.0%
Cost of Sales	202,669	82.8%	141,371	82.2%
Gross Margin	42,133	17.2%	30,550	17.8%
Add: interest in cost of sales	5,689	2.3%	3,416	2.0%
Add: impairment and abandonment charges	3,094	1.3%	146	0.1%
Adjusted Gross Margin (1)	$50,916	20.8%	$34,112	19.8%
Consolidated Gross margin percentage	17.2%		17.8%
Consolidated Adjusted gross margin percentage (1)	20.8%		19.8%

Homebuilding Gross Margin & Adjusted Gross Margin
Homebuilding revenue	$239,480	100.0%	$163,705	100.0%
Cost of home sales	196,019	81.9%	134,744	82.3%
Homebuilding gross margin	43,461	18.1%	28,961	17.7%
Add: interest in cost of home sales	5,319	2.2%	3,367	2.1%
Add: impairment and abandonment charges	458	0.2%	—	—%
Adjusted homebuilding gross margin(1)	$49,238	20.6%	$32,328	19.7%
Homebuilding gross margin percentage	18.1%		17.7%
Adjusted homebuilding gross margin percentage (1)	20.6%		19.7%

Land Development Gross Margin & Adjusted Gross Margin
Land development revenue	$5,322	100.0%	$3,156	100.0%
Cost of land development	6,650	125.0%	2,264	71.7%
Land development gross margin	(1,328)	(25.0)%	892	28.3%
Add: interest in cost of land development	370	7.0%	49	1.6%
Add: Impairment and abandonment charges	2,636	49.5%	146	4.6%
Adjusted land development gross margin (1)	$1,678	31.5%	$1,087	34.4%
Land development gross margin percentage	(25.0)%		28.3%
Adjusted land development gross margin percentage (1)	31.5%		34.4%

Other Revenue Gross and Adjusted Margin
Revenue	$—	—%	$5,060	100.0%
Cost of revenue	—	—%	4,363	86.2%
Other revenue gross and adjusted margin	$—	—%	$697	13.8%
Other revenue gross and adjusted margin percentage	—%		13.8%

* Percentages may not add due to rounding.

(1)
Adjusted gross margin, adjusted homebuilding gross margin and adjusted land development gross margin are non-GAAP financial measures. These metrics have been adjusted to add back capitalized interest, and impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance. We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable GAAP financial measure.

Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	As of September 30, 2016	As of December 31, 2015
Debt	$157,785	$155,966
Equity	217,472	217,408
Total capital	$375,257	$373,374
Ratio of debt-to-capital	42.0%	41.8%
Debt	$157,785	$155,966

Net cash and cash equivalents	$28,486	$40,729
Less: restricted cash and minimum liquidity requirement	15,900	15,900
Unrestricted cash and cash equivalents	$12,586	$24,829

Net debt	$145,199	$131,137
Equity	217,472	217,408
Total adjusted capital	$362,671	$348,545
Ratio of net debt-to-capital (1)	40.0%	37.6%

(1)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents, including restricted cash balance requirements) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-GAAP financial measure to the ratio of debt-to-capital in the table above. The Company’s calculation of net debt-to-capital ratio might not be comparable with other issuers or issuers in other industries.